PixTech


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                   EMPLOYMENT AGREEMENT JEAN-LUC GRAND-CLEMENT
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1. Job description

     o Non executive Chairman of PixTech, Inc. working on the strategy of the Company, and helping the CEO on the relationships with investors and industrial partners, as well as on any special project related to PixTech.

     o    Director of the Strategy of PixTech S. A.

2. Duration of the contract

     o    Three years from the effective date.

3. Employment conditions and compensation package

     o Mr. Grand-Clement will spend a minimum of 50 % of his time (in average) working for the Company. In case the circumstances would require significantly more than 50 % of Mr. Grand-Clement's time, then the situation should be discussed with the CEO.

     o Salary: $60,000 per year in the U. S. for services rendered to PixTech, Inc., plus FF. 360,000 per year in France, for services rendered to PixTech, S. A.

     o    Company car, travel insurance and tax advice.

     o Eligibility to the Management bonus plan and the Employee Stock Option Plan.

4. Miscellaneous

     o In order to compensate for the gradual decrease from full time employment to half time employment, Mr. Grand-Clement present salary will be maintained during three months after the effective date of the contract.

     o    This agreement supersedes any previous arrangement or agreement.

     o    The effective date is defined as January 1st, 1999.


Jean-Luc Grand-Clement
By : /s/ Jean-Luc Grand-Clement
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